                             STERLING SUGARS, INC.
                                 P. O. BOX 572
                           Franklin, Louisiana  70538




                     NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


  The Annual Meeting of Stockholders of Sterling Sugars, Inc. will be held in the Conference Room, St. Mary Parish Library, 206 Iberia Street, Franklin, Louisiana, on Monday, November 22, 1999 at 10:00 a.m. for the following purposes:


	1. Election of directors to serve for one year or until their successors are elected and qualified.

        2. To consider and vote upon a proposal to change the state of incorporation of the Company from Delaware to Louisiana (the "Reincorporation")

        3. Transaction of such other business as may properly come before the meeting or any adjournments thereof.


  The close of business on October 4, 1999 has been fixed as the record date for determining stockholders entitled to notice of and to vote at the meeting.




                                        By order of the Board of Directors


                                        J. Patout Burns, Jr.
                                        Secretary



  Franklin, Louisiana
  November 3, 1999

                         YOUR VOTE IS IMPORTANT

  Whether or not you expect to attend the meeting, please mark, date, sign and promptly return the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States. You may, of course revoke your proxy and vote in person.

                             STERLING SUGARS, INC.
                                 P. O. BOX 572
                          Franklin, Louisiana  70538


                                PROXY STATEMENT

	The enclosed proxy is solicited by the Board of Directors of Sterling Sugars, Inc. ("the Company") for use at the Annual Meeting of Stockholders to be held on November 22, 1999 and at any adjournments thereof. If properly and timely completed and returned, the proxy will be voted in the manner you specify thereon. If no manner is specified, the proxy will be voted for election of the nominees for director hereinafter named.

	The proxy may be revoked at any time before it is voted and you may vote in person if you attend the meeting.

	The cost of soliciting proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited by telephone and personal contacts.

	It is expected that this proxy statement and related materials will first be mailed to stockholders on or about November 3, 1999.


                             STOCKHOLDERS' PROPOSALS

	In order for proposals by stockholders to be considered for inclusion in the proxy and proxy statement relating to the year 2000 Annual Meeting of Stockholders, such proposals must be received at the Company's principal executive office no later than June 30, 2000.

                                VOTING SECURITIES

	Only stockholders of record as of the close of business on October 4, 1999 are entitled to vote at the meeting. At that time, 2,500,000 shares of the Company's Common Stock (being the Company's only class of authorized stock) were outstanding. Each share is entitled to one vote.

	The following table provides information as of September 30, 1999 concerning each stockholder known by the Company to be the beneficial owner (as determined by Rule 13d-3 of the Securities and Exchange Commission) of more than five percent (5%) of its outstanding stock:

   Name and Address of               Shares Beneficially       Percent of
    Beneficial Owner                       Owned (1)              Class
-----------------------------------------------------------------------------
M. A Patout & Son, Ltd.                   1,543,868               61.75%
3512 J. Patout Burns Road
Jeanerette, Louisiana  70544

Peter V. Guarisco                           511,531(2)            20.46%
P. O. Box 2588
Morgan City, Louisiana 70380

Capital Management Consultants, Inc.        204,431(2)             8.18%
P. O. Box 2588
Morgan City, Louisiana 70380

Hellenic, Inc.                              143,100(2)             5.72%
P. O. Box 2588
Morgan City, Louisiana 70380

-----------------------------------------------------------------------------

(1) Based on information furnished by beneficial owners. Includes direct and indirect ownership and, unless otherwise indicated, also includes sole voting and investment power with respect to reported holdings.

(2) Includes 143,100 shares owned by Hellenic, Inc. and 204,431 shares owned of record by Capital Management Consultants, Inc. Mr. Guarisco shares voting and investment power with respect to such shares. Mr. Guarisco disclaims beneficial ownership of these shares.

                      PROPOSAL 1: ELECTION OF DIRECTORS

     In accordance with the Company's by-laws, seven directors are to be elected at the annual meeting to serve a term of one year from November 22, 1999 or until their successors are elected and qualified. The election of directors shall be determined by a majority of the votes actually cast, and the abstention or failure of any stockholder to vote will not affect this determination. Each shareholder is entitled to one vote per share. Unless you specify otherwise, proxy holders will vote for election of the management nominees named below. Should any of the nominees become unavailable for election, which is not anticipated, proxy holders may, in their discretion, vote for other nominees recommended by the Board.

     The following table lists the nominees for election as director and shows as of September 30, 1999, the beneficial ownership (as determined in accordance with Rule 13d-3 of the Securities and Exchange Commission) of the Company's outstanding common stock by each nominee and by all directors and executive officers as a group:


                                          First    Shares
                                         Elected Beneficially Percent of
Name                               Age   Director  Owned (1)     Class
----------------------------------------------------------------------------
Bernard E. Boudreaux, Jr.           62     1996     1,000           *

Dr. James Patout Burns, Jr.         59     1994 1,544,368(2)      61.77%

Craig P. Caillier                   37     1996       100           *

Peter V. Guarisco                   71     1986   511,531(3)      20.46%

Victor Guarisco, II (4)             35     1992    18,990           *

Rivers Patout  (5)                  34     1994       100           *

William S. Patout, III              67     1997       100           *

All directors and named
executive officers as a group                   2,076,189         83.05%
----------------------------------------------------------------------------
*Less than 1%

(1) Based on information furnished by nominees. Includes direct and indirect ownership and unless otherwise indicated includes sole voting and investment power with respect to reported holdings.
(2) Includes shared voting and investment power with respect to 1,543,868 shares owned by M. A. Patout & Son, Ltd.
(3) Mr. Guarisco's reported holdings reflect shared voting and investment power with respect to 143,100 shares owned by Hellenic, Inc. and 204,431 shares owned by Capital Management Consultants, Inc. Mr. Guarisco disclaims beneficial ownership of such shares.
(4) Peter V. Guarisco is the father of Victor Guarisco, II.
(5) William S. Patout, III is the father of Rivers Patout.
(6) See "Information Concerning Management - Executive Officers".

Business Experience of Directors
--------------------------------

     The following paragraphs describe all Company offices held by nominees and their principal occupations for the last five years.

     Bernard E. Boudreaux, Jr. is Chairman of the Board and general counsel of the Company and District Attorney, Sixteenth Judicial District of Louisiana.

     Dr. James Patout Burns, Jr., Secretary of the Company, is the Edward A. Malloy Professor of Catholic Studies at Vanderbilt Divinity School, Nashville, Tennessee. Dr. Burns was formerly Thomas and Alberta White Professor of Christian Thought and Chair of the Program in Religious Studies at Washington University, St. Louis, Missouri.

     Craig P. Caillier, President and Chief Executive Officer of the Company.

     Peter V. Guarisco is Chairman of the Board and President of Hellenic, Inc., a privately owned company having diverse business interests, Morgan City, Louisiana.

     Victor Guarisco, II is President of Cottonwood, Inc., a privately owned real estate management and development company, Morgan City, Louisiana.

     Rivers Patout is Vice President for Property Development of the Company and Assistant General Manager of M. A. Patout & Son, Ltd., Jeanerette, Louisiana.

     William S. Patout, III is President and Chief Executive Officer of M. A. Patout & Son, Ltd., Jeanerette, Louisiana.


INFORMATION CONCERNING MANAGEMENT
---------------------------------

Executive Officers
------------------
     The table below sets forth the beneficial ownership of the name executive officers.

Name                              Age   Shares Beneficially
                                               Owned        Percent of Shares
-----------------------------------------------------------------------------
 Craig P. Caillier
 Chief Executive Officer and
 Director                          37           100                0.004%

-----------------------------------------------------------------------------

Business Experience of Executive Officers
-----------------------------------------
      Craig P. Caillier, for five years prior to his association with the Company, was Assistant General Manager and Secretary/Treasurer of M. A. Patout & Son, Ltd., Jeanerette, La. Before his election as President and CEO of the Company, he was Senior Vice President and General Manager of the Company.

Executive Compensation
----------------------
       Mr. Caillier, the Company's President and Chief Executive Officer, became an executive officer of the Company in fiscal 1994. The following table sets forth information concerning Mr. Caillier's compensation during the Company's last three fiscal years.


                             Annual Compensation
                             -------------------
 Name and Principal                                          Other Annual
     Position              Year     Salary     Bonus        Compensation (1)
----------------------------------------------------------------------------
 Craig P. Caillier         1999     $86,033   $28,684           $3,442
 President and CEO         1998      79,583    63,474            4,292
                           1997      73,833    63,219            4,112
----------------------------------------------------------------------------
 (1) Company contributions to 401(k) savings plan.

	As amended in 1986, the Company's Retirement Plan provides benefits at retirement to full-time salaried and hourly factory employees and to full-time agricultural employees (other than those hired at age 60 or older) who are at least 21 years of age and have at least one year of service. Contributions to the plan, which are funded entirely by the Company, are computed on an actuarial basis. The plan classifies employees as agricultural and factory employees. Benefits for factory employees (a classification that includes the Company's executive officers) are determined by multiplying the employee's years of service by the sum of (i) .60 percent times Final Average Earnings up to Covered Compensation and (ii) 1.20 percent times Final Average Earnings in excess of Covered Compensation. The term "Covered Compensation" means the average annual earnings used to calculate the participant's social security benefit. This average covers his entire employment history (including employment prior to employment by Sterling Sugars, if any), and assumes continued employment to age 65. It also assumes that, during each year of employment, the participant always earned the maximum amount subject to social security withholding (the Taxable Wage Base). Each year, the Plan's actuaries provide a table that determines the Covered Compensation level for participants reaching age 65 in each of the succeeding years. The Covered Compensation level increases over time (generally every year) as the Taxable Wage Base itself increases. As a result, Covered Compensation is relatively low for participants nearing the average retirement age of 65 and increases for younger participants. The actual final determination of a Participant's Covered Compensation amount is therefore made at the time of termination of employment or retirement.

	Mr. Caillier is 37 years old and has approximately five years of credited service. Set out below is a table that shows the estimated annual pension benefits for employees retiring at age 65 with varying years of credited service and final earnings.

                                 Pension Table
                                 -------------

                                              Years of Service
                                      ---------------------------------
 Final Earnings                       10       15       20       25
 ----------------------------------------------------------------------
  $ 50,000                         $ 4,632  $ 6,948  $ 9,264  $11,580
    75,000                           7,632   11,448   15,264   19,080
   100,000                          11,632   15,948   21,264   26,580


      Effective February 1, 1992 the Company established the Sterling
 Sugars, Inc. Employee's Savings Plan and Trust for the benefit of all eligible full-time salaried and hourly employees and full-time salaried agricultural employees who are at least 21 years old and have completed at least one year of service with the Company. The Plan is referred to as a 401(k) retirement plan, a form of a defined contribution plan. Through elective deferrals, employees may contribute from one to six percent of their annual gross compensation into the Plan. The Company is obligated to match contributions to the extent of fifty percent of the first six percent of an employee's elective deferrals. Any additional Company contributions are discretionary. The Plan was amended effective February 1, 1994 to change eligibility requirements and investment election dates and to credit service for a related employer. Newly hired employees are now eligible to participate on the first day of the calendar month following completion of age and service requirements. Investment changes will be made effective April 1 instead of February 1 and October 1 instead of August 1 of each year. Credited service was also amended to include service with M. A. Patout & Son, Ltd., a related employer.

Directors' Compensation
-----------------------

	Directors receive an annual retainer of $5,000 and an attendance fee of $500 per meeting plus reimbursement for travel and related expenses incurred in attending board and committee meetings.

 Compensation Policies of the Board of Directors
 -----------------------------------------------


	The Board of Directors does not have a compensation committee and executive compensation determinations are made by the entire Board. Mr. Caillier's compensation is based on his performance and the overall profitability of the Company, as well as the Board's forecasted future performance as determined in the best judgment of the Board. Mr. Caillier's compensation is not directly tied to one specific factor such as an increase in the price of the Company's stock, return on equity or net profit and there are no specific formulas used in the calculation of compensation.

 Stock Performance Graph
 -----------------------

	The following graph presents the cumulative total return on the Company's common stock for the five year period ended July 31, 1999 compared to the cumulative total return assuming reinvestment of dividends for all stocks quoted on the NASDAQ Market Value Index. Because there is no published industry or line of business index comparable to Sterling, a peer group was selected based on similar publicly traded companies with market capitalization of $17.4 million to $17.5 million as of July 31, 1999. This peer group consists of the following five companies: Hungarian Tel & Cable CP, Metrobancorp., Outlook Group Corp., Silicom, Ltd. and Twin City Bancorp.

            Year       Sterling        NASDAQ       Peer Group
 --------------------------------------------------------------
            1994          100            100           100
            1995          123             95            79
            1996          148            132            67
            1997          180            174            77
            1998          197            205            69
            1999          191            320            54


 Certain Transactions
 --------------------

     On November 15, 1994, the Company entered into a technical service contract with M. A. Patout & Son, Ltd. ("Patout"). The contract provides that Patout will provide technical and engineering services to the Company in return for a fee equal to ten percent of the Company's net income before income taxes from the manufacture, production and sale of raw sugar and molasses each year, provided that net income from the foregoing exceeds $500,000. The agreement was to expire on January 31, 1999 but because of the change in the Company's fiscal year end, the agreement was extended to July 31, 1999. The agreement also provides Patout an option to acquire 50,000 shares of treasury stock owned by the Company on or before December 31, 1998, at a price of $3.25 per share. Patout exercised its option on April 12, 1995 and acquired 50,000 shares of treasury stock for $162,500. There was no technical service fee due for the year ended July 31, 1999.

     Mr. Bernard E. Boudreaux, Jr., Chairman of the Board of the Company, served in fiscal 1999 and will serve in fiscal 2000, as general counsel for the Company on a retainer basis.

 Other  Information
 ------------------

     Persons who are directors or executive officers of the Company, and persons who beneficially own more than 10% of the Company's common stock, are required to file with the Securities and Exchange Commission periodic reports of changes in their ownership of the Company's stock. Based solely on a review of the forms furnished to the Company pursuant to the rules of the Securities and Exchange Commission, such persons complied with the filing requirements during the last three fiscal years of the Company except M. A. Patout & Son, Ltd. was late filing four reports covering nine transactions, and Mr. Boudreaux was late in filing Form 3.

    The Company has no standing nominating or compensation committees or committees performing similar functions. The Company's Audit and Ethics Committee is empowered to engage and evaluate the performance of the Company's public accountants and review year-end and other financial statements when appropriate. The Committee, which consisted of Messrs. Boudreaux, R. Patout and P. Guarisco, did not meet during fiscal 1999.

    One meeting of Board of Directors was held during the last fiscal year. All directors attended the meeting.

                          PROPOSAL 2: REINCORPORATION

    The Board of Directors of the Company has determined that it is in the best interests of the Company to change the state of incorporation of the Company from Delaware to Louisiana, subject to approval by the stockholders (the "Reincorporation"). The Reincorporation will be effected by merging the Company into Sterling Sugars - Louisiana, Inc., a newly organized Louisiana corporation and wholly-owned subsidiary of the Company ("Sterling Louisiana") that will be the surviving corporation (the "Surviving Corporation").

    Approval of the Reincorporation requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. THE BOARD OF DIRECTORS CONSIDERS THE REINCORPORATION TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE "FOR" THE REINCORPORATION.

General
-------

    If approved, the Reincorporation will be accomplished pursuant to the Resolutions. The Resolutions provide that the Board of Directors of the Company may decide to abandon the Reincorporation at any time.

    If the Reincorporation is approved, Sterling Louisiana will be governed by the Louisiana Business Corporation Law ("LBCL") and its Articles of Incorporation and Bylaws (together, the "Louisiana Charter"), which will change some of your rights as a shareholder. See "Principal Changes in the Company's Charter and Bylaws to be Effected by Reincorporation" and "Certain Differences Between the Corporation Laws of Louisiana and Delaware and Corresponding Charter and Bylaws Provisions." However, there will be no change in the business, management, assets, liabilities or net worth of the Company.

Conversion of Shares
--------------------

    When the Reincorporation becomes effective (the "Effective Date"), each outstanding share of the Company's Common Stock will be automatically converted and exchanged for one share of common stock, par value $1.00 per share, of the Surviving Corporation ("Surviving Corporation Stock") and the Sterling Louisiana Common Stock held by the Company will be canceled. Stock certificates which now represent outstanding shares of Common Stock will automatically represent the same number of shares of Sterling Louisiana Common Stock on the Effective Date. You will not be required to exchange your Company stock certificates for Surviving Corporation stock certificates.

    Following the Reincorporation, previously outstanding Company stock certificates may be delivered in effecting sales, through a broker or otherwise, of shares of Sterling-Louisiana Common Stock. The Common Stock is presently traded in the over the counter market under the symbol "SSUG" and, after the Reincorporation, Sterling Louisiana Common Stock will continue to be traded in the over the counter market under that symbol.


No Changes in Business Plan, Management, Assets, Liabilities, Net Worth or
--------------------------------------------------------------------------
Capitalization
--------------

    The proposed Reincorporation will not change the business, management, assets, liabilities, net worth or capitalization of the Company. Pursuant to the Reincorporation, the name of the Surviving Corporation will be Sterling Sugars, Inc., all of the previously outstanding shares of Common Stock of the Company shall be automatically converted into the same number of shares of Surviving Corporation Common Stock and the business of the Company shall be conducted by Surviving Corporation in the same places and in the same manner as the business of the Company currently is conducted. The directors and the executive officers of the Company will serve as the directors and executive officers of Surviving Corporation until their respective successors are elected. Promptly after the effectiveness of the Reincorporation, the Company will issue an appropriate press release announcing the Reincorporation.

Reasons for Reincorporation
---------------------------

    The Company proposes to reincorporate as a Louisiana corporation for several reasons. Primarily, the Company wishes to be governed by Louisiana law with respect to its corporate activities since all of its business operations take place in Louisiana. Additionally, the Company believes that for purposes of any Louisiana litigation in which it may be involved it would be beneficial to be a Louisiana corporation with respect to those proceedings.

    No appraisal rights are available to holders of Common Stock in respect of the Reincorporation.


Principal Changes in the Company's Charter and Bylaws to be Effected by
-----------------------------------------------------------------------
Reincorporation
---------------

    Upon completion of the Reincorporation, the Louisiana Charter will govern the rights of the stockholders of Surviving Corporation. Although the provisions of the Louisiana Charter are similar to those of the Company's Certificate of Incorporation, as amended ("Certificate of Incorporation") and Bylaws (collectively, the "Delaware Charter") in many respects, the Reincorporation includes implementation of certain provisions in the Louisiana Charter that affect the rights of stockholders and management. Approval by the stockholders of the Reincorporation will constitute approval of the terms of the Louisiana Charter, including the provisions described below. The following discussion is qualified in its entirety by reference to the Louisiana Business Corporation Law ("LBCL") and the Delaware General Corporation Law ("DGCL") and applicable charter and bylaw provisions.

Certain Differences Between the Corporation Laws of Louisiana and Delaware and
------------------------------------------------------------------------------
Corresponding Charter and Bylaw Provisions
------------------------------------------

    As a result of the Reincorporation, Company stockholders, whose rights are governed by the DGCL, will become shareholders of the Surviving Corporation and their rights as shareholders will then be governed primarily by the LBCL.

    Certain differences between the DGCL and LBCL are set forth below. The following summary does not purport to be complete and is qualified in its entirety by reference to the provisions of the LBCL and the DGCL and applicable charter and bylaw provisions.

Mergers
-------

    The LBCL permits a merger to become effective without the approval of the surviving corporation's shareholders if the articles or certificate of incorporation, as the case may be, of the surviving corporation do not change following the merger, each share of such corporation outstanding immediately prior to the effective date of the merger is an identical outstanding or treasury share of the surviving corporation after the merger, the amount of the surviving corporation's common stock to be issued or delivered under the plan of merger does not exceed 15% of the total shares of outstanding voting stock immediately prior to the acquisition, and the board of directors of the surviving corporation adopts a resolution approving the plan of merger. In contrast, the DGCL permits a merger to become effective without the approval of the surviving corporation's shareholders if the articles or certificate of incorporation of the surviving corporation does not change, the amount of the surviving corporation's common stock to be issued or delivered under the plan of merger does not exceed 20% of the total shares of outstanding voting stock immediately prior to the acquisition, and the board of directors of the surviving corporation adopts a resolution approving the plan of merger.

    When shareholder approval is required under Louisiana law, a merger must be approved by the holders of two-thirds of the outstanding shares of the Louisiana corporation entitled to vote thereon, or by such amount as required by the articles of incorporation, but not less than a majority. If a class of stock is entitled to vote as a class, the merger must also be approved by two-thirds of the outstanding shares of stock of each class entitled to vote as a class, or as provided by the articles of incorporation, but not less than a majority. In contrast, where shareholder approval is required under Delaware law, a merger can generally be approved by a majority vote of the outstanding shares of capital stock of each class entitled to vote thereon.

Appraisal Rights
----------------

    Shareholders of Louisiana corporations are entitled to exercise certain dissenters' rights in the event of a sale, lease, exchange or other disposition of all of the property and assets of the corporation, and, with the exceptions discussed below, a merger or consolidation, unless the action was approved by at least 80% of the corporation's total voting power. In the case of a short form merger, dissenters' rights exist without regard to the percentage of the voting power which authorized the merger, and even if the merger was not approved by the shareholders. Unless the articles of incorporation provide otherwise, Louisiana law provides that shareholders do not have appraisal rights in connection with a merger where, on the record date fixed to determine the shareholders entitled to vote, the stock of the corporation is listed on a national securities exchange or is listed on the Nasdaq National Market, unless the shares of such shareholders were not converted by the merger or consolidation solely into shares of the surviving corporation.

    Shareholders of a Delaware corporation have rights of appraisal in connection with certain mergers or consolidations. In addition, a Delaware corporation may, but is not required to, provide in its certificate of incorporation that appraisal rights shall be available to shareholders in the event of an amendment to the certificate of incorporation, the sale of all or substantially all of the assets of the corporation, or the occurrence of any merger or consolidation regarding which appraisal rights are not otherwise available and in which that Delaware corporation is not the surviving or resulting company. No such provision is included in the Company's Certificate of Incorporation.

    However, no appraisal rights are available under Delaware law for the holders of any shares of a class or series of stock of a Delaware corporation that is a party to a merger if that corporation survives the merger and the merger did not require the vote of the holders of that class or series of such corporation's stock; provided, however, that under Delaware law appraisal rights will be available in any event to shareholders of a Delaware corporation who are required to accept consideration for their shares other than the consideration described below.

    Further, Delaware law provides that shareholders do not have appraisal rights in connection with a merger where, on the record date, the stock of the corporation is listed on a national securities exchange, is listed on the Nasdaq National Market or is held of record by more than 2,000 shareholders, unless any of the following exceptions concerning consideration paid to the shareholder for his shares are met. Appraisal rights will be available to shareholders of a Delaware corporation in the event of a merger or consolidation if such shareholders are required by the terms of an agreement of merger or consolidation to accept for their stock anything other than (i) shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof,
 (ii) shares of stock of any other corporation or depository receipts in respect thereof, which at the effective date of the merger or consolidation will be either listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 shareholders, (iii) cash in lieu of fractional shares or fractional depository receipts of a corporation described in (i) and (ii) above, or (iv) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depositary receipts described in (i), (ii) and (iii) above.

Special Meetings
----------------

    A special meeting of shareholders of a Louisiana corporation may be called by the president or the board of directors, or in any manner provided for in the articles or bylaws. Also, any shareholder or shareholders holding in the aggregate one-fifth (or such amount fixed in the articles or bylaws) of the total voting power, may file a written request for a meeting. Shareholders of Delaware corporations do not have a right to call special meetings unless that right is included in the corporation's certificate of incorporation or bylaws. The Company's Certificate of Incorporation does not grant shareholders the right to call special meetings.

Actions Without a Meeting
-------------------------

    Under Louisiana law, shareholders may act without a meeting if a written consent is signed by all the shareholders entitled to vote on the matter.
 If the articles provide that such a consent may be signed by fewer than all of the shareholders having voting power on any question, the consent need be signed only by shareholders holding that proportion of the total voting power on the question which is required by the articles or bylaws, whichever requirement is higher.

    Delaware law provides that shareholders may take action without a meeting if a written consent is signed by the shareholders having the minimum number of votes that would be necessary to take such action at a meeting, unless prohibited in the certificate of incorporation.

Election and Removal of Directors
---------------------------------

    If the articles so provide, cumulative voting is allowed by a Louisiana corporation in electing or removing directors. A director elected by cumulative voting may not be removed if the votes cast against his removal would be sufficient to elect him if cumulatively voted. The articles of Sterling Louisiana do not provide for cumulative voting.

    A majority of the stockholders of a Delaware corporation may remove a director with or without cause, unless the certificate of incorporation provides otherwise, except in the case of a corporation whose board is classified and elected for staggered terms, in which case directors may be removed only for cause. The Company's Certificate of Incorporation does not provide for a classified board.

Voting on Other Matters
-----------------------

    Under Louisiana law, an amendment to the articles of incorporation requires the approval of the holders of at least two-thirds of the voting power present, or such proportion of the total voting power as the articles may require, unless the articles of incorporation provide differently, but not less than a majority. If an amendment would adversely affect the rights of a class or series, then the amendment must also have the approval of the voting power of the class or series present, or of the total voting power of the class or series, as the articles may require, of each class or series so affected, unless a different number, not less than a majority, is specified in the articles of incorporation. A class or series that is or would be adversely affected by an amendment to the articles of incorporation shall have the right to vote as a class on the amendment, whether or not the articles of incorporation so provide. Delaware law provides that amendments to the certificate of incorporation must be approved by the holders of a majority of the corporation's stock entitled to vote thereon, and the holders of a majority of the outstanding stock entitled to vote thereon as a class.

    If the corporation is not insolvent, the sale, lease, exchange or other disposition of all, or substantially all, the property and assets, including its goodwill, franchise, or other rights of a Louisiana corporation, requires the approval of the holders of at least two-thirds of the voting power present (or by such greater or lesser proportion, not less than a majority, of the voting power present or of the total voting power, as the articles may require.) A Delaware corporation may sell, lease or exchange all or substantially all of its property and assets when and as authorized by the holders of a majority of the outstanding stock of the corporation entitled to vote thereon, unless the certificate of incorporation requires the vote of a larger portion of the outstanding stock. The Company's Certificate of Incorporation requires a majority vote.

    Under Louisiana law, the voluntary dissolution of a corporation requires the approval of the holders of a majority of the voting power present or of the total voting power as the articles may require (including the holders of each class or series entitled to vote thereon as a class), unless a different amount, not less than a majority, is specified in the corporation's articles of incorporation. Delaware law requires that dissolution must be approved by the holders of a majority of the corporation's stock entitled to vote thereon, unless the certificate of incorporation requires the vote of a larger portion of the outstanding stock.

Preemptive Rights
-----------------

    Under Louisiana law, shareholders have preemptive rights only if provided for in the articles of incorporation. The articles of incorporation of Sterling Louisiana do not provide for preemptive rights. Shareholders of the Company also do not possess such preemptive rights.

Dividends
---------

    A Delaware corporation may pay dividends not only out of surplus (the excess of net assets over capital) but also out of net profits for the current or preceding fiscal year if it has no surplus; provided, however, that if the capital of the corporation has been decreased to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock having a preference upon the distribution of assets, no dividends may be declared out of net profits.

    A Louisiana corporation may also pay dividends from either surplus or net profits, but with slightly different restrictions than under Delaware law. Reserved earned surplus may not be used to pay dividends, nor may dividends be paid from surplus where the corporation is insolvent or would be made insolvent by the payment of dividends. Dividends paid out of surplus are also subject to any restrictions in the articles of incorporation. Dividends out of net profits may not be made if the corporation's assets are, or would be, exceeded by its liabilities or when the net assets are, or would be reduced to, less than the aggregate amount payable upon liquidation on the issued shares which have a preferential right to participate in the corporation's assets in the event of a liquidation.

Liquidation Rights
------------------

    Pursuant to Louisiana law, any net assets remaining after liquidation are to be paid to the shareholders according to their respective rights and preferences.

    Similarly, under Delaware corporate law, shareholders are entitled to share ratably in the distribution of assets upon the dissolution of their corporation. Preferred shareholders typically do not participate in the distribution of assets of a dissolved corporation beyond their established contractual preferences. Once the rights of preferred shareholders have been fully satisfied, common shareholders are entitled to the distribution of any remaining assets. The Company currently has no preferred stock outstanding.

Limitation of Liability and Indemnification
-------------------------------------------

    Both Louisiana and Delaware corporate law permit a corporation to set limits on the extent of a director's liability. The Company's Certificate of Incorporation and Sterling Louisiana's articles of incorporation both establish such limits to the maximum extent permitted by applicable law.
 Both Louisiana and Delaware law permit a corporation to indemnify its officers, directors, employees and agents if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. In the case of a criminal action, under Louisiana law, indemnification is allowed, if there was no reasonable cause to believe the conduct was unlawful. Indemnification is not allowed under Delaware law, absent a court order to the contrary, if an officer, director, employee or agent of the bank or corporation is finally adjudged liable to the corporation. Under Louisiana law, indemnification is not allowed, absent a court order to the contrary, if an officer, director, employee or agent of the bank or corporation is finally adjudged liable to the corporation for willful or intentional misconduct in the performance of his duty to the corporation. The Company's Certificate of Incorporation provides for indemnification of its officers and directors to the fullest extent authorized by law.

Inspection of Books and Records
-------------------------------

    Under Louisiana law, any person, except a business competitor, who has been a shareholder of record for at least six months preceding his demand, and who is the holder of at least 5% of all of the outstanding shares of a corporation, is entitled to examine the corporation's books and records for any proper and reasonable purpose. Two or more shareholders who meet the six month ownership requirement, may aggregate their shares in order to meet the percentage requirement and exercise their right of inspection jointly. A business competitor may exercise a right of inspection if it owns 25% of the outstanding shares for a period of six months. Under Delaware law, any shareholder has such a right.

Antitakeover Provisions
-----------------------

    Delaware has enacted antitakeover legislation. Section 203 of the DGCL makes it more difficult to effect certain transactions between a Delaware corporation (or its majority-owned subsidiaries) and an "Interested Stockholder." The term "Interested Stockholder" is defined to include any person owning 15% or more of the outstanding voting stock of a Delaware corporation and affiliates and associates of such person. In general, under
 Section 203, for a period of three years following the date that a stockholder becomes an Interested Stockholder, the following types of transactions ("Business Combinations") between a Delaware corporation and such Interested Shareholders are prohibited unless certain conditions are met: (i) mergers or consolidations, (ii) sales, leases, exchanges or other dispositions of 10% or more of (a) the aggregate assets of the corporation or (b) the aggregate market value of all the outstanding stock of the corporation, (iii) issuance or transfer by the corporation of shares of its stock that would have the effect of increasing the Interested Stockholder's proportionate share of stock of the corporation, (iv) receipt by the Interested Stockholder of the benefit of loans, advances, guarantees, pledges or other financial benefits provided by the corporation, and (v) any other transaction that has the effect of increasing the proportionate share of the stock of the corporation owned by the Interested Stockholder. The three-year ban will not apply: (i) if, prior to the date upon which the Interested Stockholder becomes such, the board of directors approves either the proposed Business Combination or the transaction which would result in the stockholder becoming an Interested Stockholder, (ii) if, upon the consummation of the transaction that results in such stockholder becoming an Interested Stockholder, the stockholder will own at least 85% of the voting stock of the Delaware corporation which was outstanding on the date such transaction commenced, or (iii) if such Business Combination is approved by the board of directors and, at a meeting, by the holders of at least 66 2/3% of the outstanding voting stock not owned by the Interested Stockholder.

    This statute applies automatically to several classes of Delaware corporations, unless a majority of a corporation's shareholders elects to be excluded from the statute's coverage by amendment to the bylaws or certificate of incorporation of the corporation or its original certificate of incorporation elects to be excluded from this statute. The Company has not elected to opt out currently of the anti-takeover protection of Section 203 of the DGCL and, accordingly, such provisions apply to the Company.

     Louisiana law provides that upon the acquisition by a person of at least 20% of such corporation's outstanding shares ("Control Shares"), such person must give the corporation notice of such acquisition. The shareholders of the corporation have the right to determine the voting rights to be accorded to the shares acquired in the control share acquisition. Should Control Shares be accorded full voting rights and the acquiring person has acquired Control Shares with a majority or more of all voting power, all shareholders have dissenters' rights in such transactions.
                                      16

Securities Law Consequences
---------------------------

    After the Reincorporation, the Surviving Corporation will be a publicly-held company, its Common Stock will continue to be qualified traded in the over the counter market, and it will file with the Securities and Exchange Commission and provide you with the same type of information the Company has previously filed and provided. The shares of the Surviving Corporation to be issued in exchange for shares of the Company are not being registered under the Securities Act, in reliance upon an exemption with respect to a merger which has as its sole purpose a change in the domicile of the corporation. Stockholders whose stock in the Company is freely tradable before the Reincorporation will own freely tradable shares of the Surviving Corporation after the Reincorporation. Shareholders holding restricted securities of the Surviving Corporation will be subject to the same restrictions on transfer as those to which their present shares of stock in the Company are subject. For purposes of computing compliance with the holding period of Rule 144 under the Securities Act, shareholders will be deemed to have acquired their shares in Surviving Corporation on the date they acquired their shares in the Company. In summary, the Surviving Corporation and its shareholders will be in the same respective positions under the federal securities laws after the Reincorporation as before the Reincorporation.

Federal Income Tax Consequences
-------------------------------

    The Reincorporation is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code. This means that no gain or loss will be recognized by holders of the Common Stock upon receipt of Surviving Corporation Common Stock in the Reincorporation, and no gain or loss will be recognized by the Company or the Surviving Corporation as a result of the Reincorporation. In addition, each former holder of Common Stock will have the same basis in the Surviving Corporation shares received in the Reincorporation as such holder had surrendered in the Reincorporation, and such holder's holding period with respect to Surviving Corporation Common Stock will include the period that the holder held the corresponding Common Stock surrendered in exchange therefore, provided such Common Stock was held by the holder as a capital asset at the time of the Reincorporation. The basis in the assets deemed transferred by the Company to the Surviving Corporation in the Reincorporation will remain the same, and the rules of
 Section 381 will result in a carryover of tax attributes from the Company to the Surviving Corporation.

    In order for the Reincorporation to qualify as a reorganization under the Code, certain requirements must be satisfied, including, without limitation, the so-called "continuity of interest requirement." To satisfy the continuity of interest requirement, holders of Common Stock must not, pursuant to a plan or intent existing at or prior to the Reincorporation, sell, exchange, transfer, or otherwise reduce the risk of loss relating to, so many of either (i) their shares of Common Stock in anticipation of the Reincorporation or (ii) their shares of Surviving Corporation shares of Common Stock to be received in the Reincorporation, such that the Company shareholders, as a group, would no longer have a significant equity interest in the business being conducted by the Surviving Corporation after the Reincorporation.

     The foregoing discussion of certain federal income tax aspects of the Reincorporation is based on the Code, applicable regulations promulgated or proposed thereunder, administrative rulings by the Internal Revenue Service and judicial authority as of this date, all of which are subject to change, possibly with retroactive effect. There can be no assurance that future changes in the foregoing precedents will not adversely affect the tax consequences discussed or that there will not be differences of opinion as to the interpretation of such precedents. Accordingly, stockholders of the Company should consult their own tax advisers as to the specific consequences of the Reincorporation under their particular circumstances, including the application of federal, state, local and foreign income and other tax laws.



 ACCOUNTANTS
 -----------

    It is anticipated that Broussard, Poche, Lewis & Breaux, will be asked to serve as the Company's independent public accountants for the fiscal year ending July 31, 2000. A representative of the firm is expected to be present at the annual meeting and to be available to respond to appropriate questions. He will have the opportunity to make a statement if he desires.

    At the Company's Board of Directors meeting on February 8, 1999 the Board appointed the accounting firm of Broussard, Poche', Lewis & Breaux, LLP as independent accountants for the Registrant for 1999. The work of LeGlue & Company was terminated at that time.

    During the two most recent fiscal years and the interim periods subsequent to July 31, 1998, there have been no disagreements with LeGlue & Company on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure or any reportable events.

    LeGlue's report on the financial statements for the past two years contained no adverse opinion or disclaimer and was not qualified or modified as to uncertainty, audit scope or accounting principles.

 OTHER MATTERS
 -------------

     The matters to be acted upon at the Annual Meeting of Stockholders are set forth in the accompanying notice. The Board knows of no other business to come before the meeting, but if other matters requiring a vote are properly presented to the meeting or any adjournments thereof, proxy holders will vote, or abstain from voting hereon in accordance with their best judgment.

                                         By Order of the Board of Directors



                                         J. Patout Burns, Jr.
                                         Secretary

 STERLING SUGARS, INC.                  (Solicited by the Board of Directors)
        The undersigned hereby appoints J. Patout Burns, Jr., Craig P. Caillier and Peter V. Guarisco and each of them, proxies with full power of substitution, to represent and vote all shares of Common Stock of Sterling Sugars, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of said corportation to be held in the Conference Room, St. Mary Parish Library, 206 Iberia Street, Franklin, Louisiana on Monday, November 22, 1999 at 10:00 a.m. and at any adjournment thereof (1) as hereinafter specified upon the election of directors and (2) in their disretion upon such other business as may properly come before the meeting or any adjournment thereof.

(1)A VOTE FOR THE FOLLOWING NOMINEES IS RECOMMENDED BY THE BOARD OF DIRECTORS

 Election of Directors

 For all nominees listed below _______________
 Withhold authority to vote for all nominees listed below _________ (Except as indicated to the contrary below)

	Bernard E. Boudreaux, Jr., Dr. J. Patout Burns, Jr., Craig P. Caillier, Peter V. Guarisco, Victor Guarisco, II, Rivers Patout and William S. Patout, III

  INSTRUCTION:

	 (To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below)
 ___________________________________________________________________________

(2)REINCORPORATION
                      FOR ________   AGAINST _________   ABSTAIN _________

        All as set forth in the Notice and Proxy Statement for the meeting, receipt of which is acknowledged
	       CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE

When properly executed and returned, this proxy will be voted in the manner specified. If no manner is specified, the shares represented hereby will be voted for election of the nominees named on the reverse hereof.

                                      DATE____________________________,1999


				      _____________________________________
					SIGNATURE OF HOLDER

				      NOTE: Please sign as your name appears
				      hereon. When signed as attorney-in-fact executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in full partnership name by authorized person.

 PLEASE MARK, DATE, SIGN AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE WHICH
	      REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES